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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:

Jeff Young                             --or--           Sandy Smith
Media Relations                                         Investor Relations
Akamai Technologies                                     Akamai Technologies
617-444-3913                                            617-444-2804
jyoung@akamai.com                                       ssmith@akamai.com

                    AKAMAI COMPLETES SALE OF $175 MILLION IN
                    1.0% SENIOR CONVERTIBLE NOTES DUE IN 2033

CAMBRIDGE, MA, DECEMBER 12, 2003 -- Akamai Technologies, Inc. (NASDAQ: AKAM) today announced that it had completed the sale of $175 million principal amount of its 1.0% Senior Convertible Notes due 2033 in a previously announced private placement.

In addition, Akamai has granted the initial purchaser of the convertible notes an option to purchase up to an additional $25 million principal amount of notes.

The convertible notes were offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended, and outside the United States pursuant to Regulation S of the Securities Act. The notes and the common stock issuable upon conversion of the notes have not been registered under the Securities Act, or any state securities laws. Unless so registered, the notes and the common stock issuable upon conversion of the notes may not be offered or sold in the United States or any state or to any U.S. person except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

ABOUT AKAMAI

Akamai(R) - The Business Internet, is the world's largest on demand distributed computing platform for conducting profitable e-business. Overcoming the inherent limitations of the Internet, Akamai's services ensure a high-performing, scalable, and secure environment for organizations to cost effectively extend and control their e-business infrastructure. Headquartered in Cambridge, Massachusetts, Akamai's industry-leading services, matched with world-class customer care, are used by hundreds of today's most successful enterprises and government agencies around the globe. For more information, visit www.akamai.com.

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AKAMAI STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT

The release contains information about future expectations, plans and prospects of Akamai's management that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of factors that are discussed in the Company's Annual Report on Form 10-K, quarterly reports on Form 10-Q, and other documents periodically filed with the SEC.